EXHIBIT 99.1
AMERICAN LEARNING CORPORATION
REPORTS SECOND QUARTER RESULTS
JERICHO, NY, November 15, 2010: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $1,502,806 and a net loss of $365,620 ($.08 net loss per share) for the three months ended September 30, 2010. By comparison, the Company reported revenues of $1,317,905 and a net loss of $353,508 ($.07 net loss per share) for the three months ended September 30, 2009.
During the three and six month periods ended September 30, 2010, revenues increased 14% and 17%, respectively, over the comparable periods in the prior fiscal year as a result of increases in preschool programs and school staffing services.

	Three Months Ended		Six Months Ended
	09/30/10	09/30/09	09/30/10	09/30/09
	(Unaudited)		(Unaudited)
Revenues	$1,502,806	$1,317,905	$3,768,896	$3,224,996

Operating loss	(367,786)	(354,977)	(418,071)	(399,114)

Net loss	$(365,620)	$(353,508)	$(415,590)	$(393,278)

Net loss per share — basic and diluted	$(0.08)	$(0.07)	$(0.09)	$(0.08)

Weighted average shares — basic and diluted	4,754,900	4,754,900	4,754,900	4,754,900
The Company’s business is moderately seasonal based on the school year. Accordingly, revenues recorded during the three months ended September 30, 2010 and 2009, which include two full months during which schools are not in session, reflect the Company’s lowest revenue producing quarter.
American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.